ITEM 5.  OTHER EVENTS.

Due to various issuances by the registrant of its common stock in a series of private transactions not involving a public offering, the number of shares outstanding of the registrant's class of common equity increased between the date of the registrant's last report on Form 10-QSB and May 18, 2001 (the most recent practicable date). As of May 18, 2001, there were 12,712.000 shares of the registrant's common stock, par value $0.01 per share, outstanding.

The Company this date issued the following text as a press release.


Dupont Raises $1.5 M of Capital in Private Sales of Stock

New York, NY - May 17, 2001 Dupont Direct Financial Holdings, Inc. (OTCBB: DIRX), today announced that it entered into a series of agreements to sell approximately 1,437,000 shares of its Common Stock and Warrants for the purchase of an additional 813,000 shares. Total consideration for the shares sold and those to be exercised when the Warrants are due exceeds $1.5 million. Both the Common Stock and the shares underlying Warrants are to be registered as soon as is practicable.

Randy Strausberg, CEO and Chairman of the Board of Dupont said:
"We have grown rapidly in the past year. The funds generated from these private placements will enable us to extend our services in existing profit centers. We have been concentrating our efforts on building bond execution and money management services over the past two years and we recently initiated a number of business efforts that need to be funded in the near term. The placements just completed will enable us to address our funding issues and set the stage for accelerated growth over the next two years."

Mr. Strausberg further stated, recent "Federal Reserve strategy has resulted in a steeply sloping yield curve creating market conditions heavily favoring our business strategy. As a result, we have been profitable, while other firms our size have struggled as the stock market ended a very long run of good equities performance. We expect an exciting year."

Dupont Direct Financial Holdings, Inc. provides a range of services to institutions, other broker/dealers, Native Americans and high net worth individuals. Principal services include fixed income execution services, fund management and corporate finance. Dupont's subsidiary, Dupont Securities Group, Inc. ("DSGI") is a member of NASD and SIPC. It currently has offices in New York, New Hampshire, Texas and Nevada. DSGI employs 25 people and currently generates revenues at the rate of $3.8 million per year. Dupont Direct Financial Holdings, Inc. currently has approximately 12,135,000 shares of its Common Stock issued and outstanding. 750,000 shares associated with this series of placements are reflected in the current outstanding number.

This press release includes or may include certain statements, estimates and forward look projections of the Company with respect to the anticipated future performance of the Company. Such statements, estimates and forward looking projections reflect various assumptions of the management of the Company that may or may not prove to be correct and involve various risks and uncertainties including, but not limited to, the risk factors contained herein.

CONTACT:  Dupont Direct Financial Holdings, Inc. Jon Bloomberg
(917) 320-4800.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT DIRECT FINANCIAL HOLDINGS, INC.


By:

                                    Name:  Randy M. Strausberg
                                    -------------------------
                                   Title: Chairman and President

Date:    May 18, 2001